Hamilton & Associates Law Group, P.A.

Attorneys Counselors Consultants

101 Plaza Real South, Suite 202N, Boca Raton, FL 33432

www.SecuritiesLawyer101.com

email: info@securitieslawyer101.com

Telephone: 561-416-8956	Facsimile: 561-416-2855

December 31, 2015

HD View 360 Inc

333 NE 24th Street

Suite 100B

Miami, FL 33137

Re: Registration Statement on Form S-1

Gentlemen:

Hamilton & Associates Law Group, P.A. (the “Law Firm”) has acted as counsel to HD View 360 Inc (the “Company”), a Florida corporation, in the preparation of a Registration Statement on Form S-1 (the “Registration Statement”), filed on December 31, 2015 covering 300,964 shares of the Company’s Common Stock held by the selling shareholders (the “Stock”) identified in the Registration Statement.

In so acting, this Law Firm has examined and relied upon such records, documents and other instruments as in this Law Firm’s judgment are necessary or appropriate in order to express the opinion hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to the Law Firm as originals, and the conformity to original documents of all documents submitted to the Law Firm as certified or photostatic copies. This opinion is based upon the laws of the state of Florida.

Based on the foregoing, this Law firm is of the opinion that:

1.	The Stock is duly and validly issued, fully paid and non assessable.

2.	The issuance of the Stock has been duly authorized.

The Law Firm hereby consents to the use of this opinion in the Prospectus discussion of the opinion in and to being named in the “Expert” section of the Registration Statement. The Law Firm also consents to the reproduction of the opinion as Exhibit 5.1 to the Registration Statement filed with the Commission.

Very Truly Yours,

Hamilton & Associates Law Group P. A.

By:	/s/ Brenda Lee Hamilton
Brenda Lee Hamilton, Esquire
Principal of Hamilton & Associates Law Group, P.A. For the Firm